Exhibit 99.2

MASTER FAQs

Top Questions

1.              What is today’s announcement?

Bridgestone Retail Operations has reached an agreement to acquire Pep Boys in a cash tender offer, representing a significant premium for Pep Boys’ shareholders.

2.     Is Pep Boys part of Bridgestone now?

Until the transaction is complete, they will continue to operate as two separate companies.

3.              What kind of company is Pep Boys?

Since 1921, Pep Boys has been one of the nation’s leading automotive aftermarket chains. With more than 7,500 service bays in more than 800 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Annual revenues are approximately $2.1 billion. Pep Boys is publicly traded on the New York Stock Exchange, headquartered in Philadelphia and has 18,000 employees.

4.     Who is acquiring Pep Boys, and what kind of company are they?

Pep Boys is being acquired by Bridgestone Retail Operations, LLC (BSRO), a wholly-owned subsidiary of Bridgestone Americas, Inc. (BSAM). BSRO is headquartered in Bloomingdale, Illinois, and owns and operates more than 2,200 tire and automotive service centers across the United States — including Firestone Complete Auto Care, Tires Plus, Hibdon Tires Plus and Wheel Works store locations.

BSAM is the U.S. subsidiary of Bridgestone Corporation, the world’s largest tire and rubber company, and is based in Nashville, Tennessee. BSAM and its subsidiaries develop, manufacture and market a wide range of Bridgestone, Firestone and associate brand tires to address the needs of a broad range of customers. The companies are also engaged in retreading operations throughout the Western Hemisphere and produce air springs, roofing materials, and industrial fibers and textiles.

5.              What does this acquisition mean for Pep Boys associates?

For now, it means business as usual and conducting business the way Pep Boys has for 90 years. Going forward, a bigger, more diverse business means the potential for more career opportunities and growth.

6.              Do I still have a job?

There are many talented people at Pep Boys and Bridgestone. We’re interested in building the strongest team possible, from both companies, to grow our collective business. It is expected that there will be some overlap but until the integration process begins and individual jobs are reviewed, it will difficult to know where.

7.              What will happen to the Pep Boys Store Support Center?

In the near-term, the Store Support Center will continue to serve as the hub of Pep Boys operations. We know there is important work happening there, and hope that SSC associates will continue to empower and support Pep Boys stores for success.

Currently, a state-of-the-art 30-story building is under construction in downtown Nashville that will serve as the new headquarters for Bridgestone Americas. In the fall of 2017, we’re

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relocating three of our business units from Indianapolis and suburban Chicago, including Bridgestone Retail Operations. A main driver of these moves is to have one team, together under one roof. We will need to examine how the SSC work fits with this strategy and what is best for the business and customer experiences. During the more than two years until the building is completed, we are keeping employees regularly updated.

8.              What are the plans for Pep Boys’ Do-it-Yourself (DIY) business?

The DIY business is a new line of business to Bridgestone and one with which we don’t have much experience. We are already working to get a better understanding of all the opportunities this business could offer and will be in a better place to elaborate once the deal closes. For now, we expect Pep Boys associates will continue creating value for end consumers and business customers by continuing with business as usual.

9.              Will Pep Boys’ stores continue to operate under the Pep Boys brand or convert to a BSRO store brand?

Consumers buy from whom they know and trust. BSRO currently operates multiple store brands. We will evaluate the brand equity of both the BSRO and Pep Boys locations on a market-by-market basis to guide our decisions about store branding in a process that will occur over time.

10.       Why is Pep Boys the right company for Bridgestone to acquire?

The acquisition of Pep Boys accelerates Bridgestone’s growth strategy by expanding U.S. retail business by more than 35% and bringing approximately 800 more points-of-sale for Bridgestone-branded units and CFNA, the company-owned credit card businesses. Both companies believe that the transaction adds value to our businesses and stakeholders with a stronger collective position, complementary businesses, enhanced geographic footprint and a talented workforce.

Both of our companies do a lot of things really well. There’s also a lot we can learn from each other. A few things that stand out about Pep Boys:

o                 Stores appear to be well-managed, which speaks to the skills of the field and store teams.

o                 Pep Boys has a strong e-commerce model which is something Bridgestone also is accelerating.

o                 Pep Boys’ B2B model seems to be very mature.

o                 Pep Boys has a very efficient parts sourcing strategy.

Bridgestone and Pep Boys have many strengths and core competencies. By bringing those together, the company will be able to give customers the best products and services available anywhere.

Transaction Background/details

11.       When and how will the transaction be complete?

BSRO is acquiring Pep Boys in an all-cash transaction with a $15-per-share tender offer. Under the terms of the agreement, following the satisfaction of customary closing conditions and the receipt of regulatory approvals, the transaction is expected to close in the beginning of 2016.

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Benefits to Bridgestone

12.       How does the acquisition benefit Bridgestone?

Two industry experts working together will create a better, not just bigger, retail network. This is a learning opportunity for both companies, as we work to adopt the best practices of each to build an even stronger organization. The combined larger business will attract more expertise and create expanded and more diverse career opportunities for employees.

13.       How will the acquisition help to achieve Bridgestone’s strategic vision for retail?

The acquisition supports our retail vision to become the most trusted provider of automotive service in every neighborhood we serve. Expanding our retail footprint into approximately 800 more locations provides more customers with greater access to our products and services.

Benefits to Pep Boys

14.       How does the acquisition benefit Pep Boys?

The acquisition achieves Pep Boys’ stated goal of enhancing shareholder value with this transaction providing a significant premium for shareholders; for employees, it offers opportunities for growth across a bigger business. Bridgestone is a big, diverse corporation with opportunities for the right people across all of our business, domestic and international. On our journey to be the best, we’re looking for the best people.

Two industry experts working together will create a better, not just bigger, retail network. This is a learning opportunity for both companies, as we work to adopt the best practices of each to build an even stronger organization.

Benefits to Consumers

15.       Why is it good for consumers?

Consumers will have access to industry-leading, superior-quality products and services through a bigger Bridgestone-operated retail network in approximately 800 additional locations nationwide and in Puerto Rico.

Operations

16.       How will Pep Boys stores be operated?

Over time, they will be fully integrated into BSRO’s existing store network and run as part of those total operations; in the near-term, the business will run as usual.

17.       Do Pep Boys and BSRO have locations in the same markets? If so, will there be store closings as a result?

There is some overlap that will be evaluated over time. One of the major reasons for the acquisition is that it accelerates Bridgestone’s growth strategy by expanding U.S. retail business by more than 35% and bringing approximately 800 more points-of-sale for Bridgestone-branded units and CFNA, the company-owned credit card businesses.

18.       Do Pep Boys stores carry Bridgestone and Firestone tires; if not, will they?

Pep Boys stores do not currently carry Bridgestone and Firestone branded units. We will begin including them in Pep Boys’ merchandising mix as the integration process begins so that we have a consistent product portfolio for the Boss across our store network.

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19.       What is the impact to Bridgestone’s and Pep Boys’ field operations?

The integration team will be exploring how best to integrate our companies’ field operations. There are no immediate plans to change the structure for either company.

Pep Boys Organization and Leadership

20.       What will happen to Pep Boys’ current senior leadership?

Pep Boys will become a wholly-owned part of Bridgestone at time of close. Prior to that, the leadership of both companies will work together to ensure a smooth and successful integration.

21.       What will happen to my department or project? What about my title, job responsibilities or reporting structure?

Until the close of the transaction, it will be business as usual for both companies. Bridgestone has established an Integration Management Office with plans to include representatives from both companies. The integration plans will build on the operational efficiencies, best business practices and cultural similarities of both companies.

Employee Impact

22.       Will there be a severance package if I lose my job because of this transaction?

All decisions of this nature will be made consistent with Bridgestone values and with the utmost regard for employees.

23.       What is the compensation structure at Bridgestone?

Bridgestone is committed to 1) pay competitively according to market standards, 2) pay for what you achieve, and also how you go about achieving it, 3) be simple and transparent with compensation structures, and 4) match pay to achievement of key short- and long-term business goals.

24.       How are employees measured and rewarded at Bridgestone?

It’s crucial that teammates set goals that outline their commitments to the organization for the coming year. When those goals are reviewed during performance management, teammates’ overall rating measures both what they did, as well as how they did it, and are tied to their commitment to teamwork, collaboration, inclusiveness, and courage & candor.

25.       Will my compensation and benefits change?

Until the transaction closes, Bridgestone and Pep Boys remain independent companies and your salary and benefits remain unchanged. After the deal closes, the integration team will review the current programs in place to determine if gaps exist between the programs. Bridgestone’s current compensation and benefits programs are designed to attract, retain and motivate exceptional talent.

26.       What will happen to my Pep Boys stock and options?

Once the transaction closes, options will become fully vested and, together with any stock you own, will automatically be converted into the right to receive $15 per share in cash.

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27.       What will happen to my PTO/vacation time?

Until the transaction closes, Bridgestone and Pep Boys remain independent companies and your PTO/vacation time remains unchanged. After the deal closes, Bridgestone plans to honor years of service for purposes of calculating service-related benefits.

Integration

28.       What happens now that the acquisition has been announced?

Until the close of the transaction, it will be business as usual for both companies. We have established an Integration Management Office to help us with the complexity of combining two companies.

29.       What is the first step in the integration plan?

Until we complete the acquisition, we are limited in what details we can discuss and, as a result, information flow on what is happening may be slow at first. While we await the closing of the acquisition, there are some integration planning activities that we will initiate and you can expect to receive additional information about them as details are finalized.

Dealers and Distributors

30.       What does this acquisition mean for Bridgestone’s dealer and distributor network?

Our dealers and distributors remain a fundamental part of Bridgestone’s growth strategy. This acquisition does not change our commitment to these important partners, who remain Bridgestone’s largest distribution channel.

The Pep Boys acquisition is another way we are striving to achieve our strategy. By adding another strong business to our network of dealers and distributors and our company-owned stores, we’re taking approximately 800 existing points-of-sale and bringing them under Bridgestone’s operations. Ultimately, that helps us all by building even more equity in the Bridgestone and Firestone brands.

31.       Are Pep Boys locations now approved for our tire transfer program?

Not at this time. Until the transaction closes, which we expect to occur in the beginning of 2016, it is business as usual. In the near-term, Bridgestone and Pep Boys will continue to operate as two separate companies. Once the transaction closes, any information about a potential distributor fill-in program will be communicated.

32.       Does the acquisition signal a move to reduce support for dealers and distributors?

Our dealers and distributors remain a fundamental part of Bridgestone’s growth strategy. This acquisition does not change our commitment to these important partners.

33.       What is the size of Bridgestone’s company-owned retail network after the acquisition, relative to the dealer and distributor network?

The acquisition adds approximately 800 existing points-of-sale to our current company-owned store network of 2,200 in addition to the 5,000 points-of-sale we have through our dealer and distributor network, which remains Bridgestone’s largest distribution channel.

34.       Will the volume of branded units needed to stock these approximately 800 stores impact our fill rates?

We recognize fill rates are critically important. The transitioning of products into Pep Boys will occur in phases to ensure we maximize total fill rates. We’re making operational improvements including investing in additional molds for the ability to quickly respond to changes in our forecast.

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We’re also increasing our domestic supply, including much needed sizes at key plant sites. As for the Destination and Transforce tires that were on backorder this year, we’re going to make sure those tires ship in 2016.

We plan to increase our domestic tire production by 1.4 million tires in 2016 through capacity expansions at our Aiken County, SC plant. And finally, Bridgestone’s Vietnam plant is coming online in the first quarter of 2016 and a majority of that facility’s production will be shipped to the North American market.

35.  Why didn’t you tell your dealers and distributors about the acquisition when they were all together at the recent meeting?

We had hoped to be in a position to share this news with our dealers and distributors at the recent meeting, but since the transaction wasn’t finalized, we could not legally disclose any information about it.

Accent/customer call center

36.       Will there be changes at my current (Firestone Complete Auto Care/Tires Plus/Hibdon Tires Plus/Wheel Works) store?

At all of our stores, it’s business as usual. This transaction does not impact the exceptional products and service you have come to expect.

37.       Can I use my Firestone gift card or CFNA card at Pep Boys?

Our CFNA cards and gift cards are not valid at Pep Boys stores at this time. We intend to enable CFNA cards at Pep Boys shortly after closing in early 2016.

38.       Is my warranty valid at Pep Boys?

Your warranty is not valid at Pep Boys stores at this time.

39.       My (Firestone Complete Auto Care/Tires Plus/Hibdon Tires Plus/Wheel Works) store is right next door to a Pep Boys. Will one of them close?

At all of our stores, it’s business as usual. This transaction does not impact the exceptional products and service you have come to expect.

40.       Will all Pep Boys stores become (Firestone Complete Auto Care/Tires Plus/Hibdon Tires Plus/Wheel Works) stores?

At this time, it is business as usual for both companies.

41.       Will (Firestone Complete Auto Care/Tires Plus/Hibdon Tires Plus/Wheel Works) start selling parts like some Pep Boys do?

At all of our stores, it’s business as usual. This transaction does not impact the exceptional products and service you have come to expect.

Other

42.       Is Bridgestone considering acquiring other companies like Pep Boys?

Right now, our focus is on completing this acquisition and successfully integrating Pep Boys into Bridgestone. On an ongoing basis, our top priorities will remain meeting consumer needs, being a leader in our industry and cultivating a culture where our employees thrive. To that end, we may engage in exploratory conversations with various potential partners.

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Forward Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only to expectations and beliefs concerning future events, approvals and transactions held as of the date the statement was made. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding the anticipated benefits of the transaction; statements regarding the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; and any statements of assumptions underlying any of the foregoing. Such forward-looking statements are based on current expectations and assumptions that involve a number of known and unknown risks, uncertainties and other factors generally beyond the control of management which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These risks include uncertainties associated with the tender offer and the merger, including uncertainties as to the timing of the tender offer and merger, uncertainties as to how many of Pep Boys’ shareholders will tender their shares in the offer, the risk that competing offers will be made, the possibility that various closing conditions for the transaction may not be satisfied or waived, the ability to achieve anticipated benefits and the general risk associated with the respective businesses and operating results of BSRO and Pep Boys. Other factors that may cause Pep Boys’ actual results to differ materially from those expressed or implied in the forward-looking statements are discussed in Pep Boys’ filings with the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the fiscal year ended January 31, 2015, and subsequent reports filed by Pep Boys with the SEC. Copies of Pep Boys’ filings with the SEC may be obtained at the “Investors” section of Pep Boys’ website at www.pepboys.com or on the SEC’s website at www.sec.gov.  The forward-looking statements included in this announcement are made as of the date hereof. None of Bridgestone, BSRO or Pep Boys is under any obligation to (and each expressly disclaims any such obligation to) update any of the information in this document if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise, except as otherwise may be required by law.

Additional Information

The tender offer for the purchase of the issued and outstanding shares of Pep Boys’ common stock described herein has not yet commenced, and this document is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, BSRO will file a tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other tender offer materials) with the SEC and Pep Boys will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Prior to making any decision regarding the tender offer, Pep Boys shareholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement when they become available as they will contain important information. Once filed, Pep Boys shareholders will be able to obtain the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement (when available) may be obtained free of charge from the information agent named in the tender offer materials or by directing a request to Pep Boys, Attention: Brian Zuckerman, 3111 West Allegheny Avenue, Philadelphia, PA 19132, Telephone Number 215-430-9169.

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